Exhibit 10.24

FIRST AMENDMENT

TO THE

FIFTH THIRD BANCORP

2011 INCENTIVE COMPENSATION PLAN

(As approved by the shareholders April 19, 2011)

Pursuant to the reserved power of amendment contained in Article 16 of the Fifth Third Bancorp 2011 Incentive Compensation Plan (the “Plan”), the Plan is hereby amended effective December 17, 2018 by changing Section 2.1(g) of the Plan to read as follows:

(g)    “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)    any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, or a corporation owned directly or indirectly by the common shareholders of the Company in substantially the same proportions as their ownership of Stock of the Company), as a result of acquiring, or during any 12-month period having acquired, voting securities of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)    during any 12-month period (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board and any new Director, whose election by the Board or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)    the consummation of (1) the sale or disposition of all or substantially all the Company’s assets; or (2) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 60% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation; or

(iv)    the shareholders of the Company approve a plan of complete liquidation of the Company.

IN WITNESS WHEREOF, Fifth Third Bancorp has caused this Amendment to be executed by its duly authorized representative the 17th day of December, 2018.

FIFTH THIRD BANCORP

By:	/s/ Robert P. Shaffer
Robert P. Shaffer, Chief Human Resources Officer, EVP